Exhibit 99.(h)(24)

November 20, 2007

Mr. W. Robert Alexander, Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, Colorado 80203

Re:  Financial Investors Trust (the “Trust”)

Dear Mr. Alexander:

This letter confirms ALPS Advisers, Inc.’s (the “Adviser”) and Red Rocks Capital LLC’s (the “Sub-Adviser”) agreement with the Trust to contractually limit the total amount of the “Advisory Fee” and “Other Expenses” that they are entitled to receive from the Listed Private Equity Fund (the “Fund”).

To the extent the “Advisory Fee” and “Other Expenses” of the Fund exceed 1.00% , the Adviser will reduce the fee payable with respect to the Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess.  The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser and the Sub-Adviser agree to allocate any such waivers or reimbursements incurred by the Adviser by attributing 2/3 of the required amount to the Sub-Adviser and 1/3 of the required amount to the Adviser.

The Adviser and Sub-Adviser further agree that such fee waivers and reimbursements for the Fund are effective as of the Fund’s inception date, and shall continue at least through the end of the fiscal year ending April 30, 2009.

ALPS ADVISERS, INC.		RED ROCKS CAPITAL LLC

By:	/s/ Edmund J. Burke	By:	/s/ Mark Sunderhuse
Name: Edmund J. Burke		Name: Mark Sunderhuse
Title: President		Title: Managing Partner/Member

Your signature below acknowledges acceptance of this Letter Agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Jeremy O. May
Name: Jeremy O. May
Title: Treasurer